                                                                       EXHIBIT 5


                       FIRST AMENDMENT TO RIGHTS AGREEMENT


     FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of December 2, 1998, between Micrion Corporation, a Massachusetts corporation (the "COMPANY"), and BankBoston, N.A. (the "Rights Agent"). Capitalized terms not defined herein shall have the meanings assigned to such terms within the Rights Agreement (as defined below).

                                    RECITALS

     A. The Company and the Rights Agent entered into a Rights Agreement dated as of July 30, 1997 (the "RIGHTS AGREEMENT") relating to the declaration of a dividend of one Preferred Share purchase right (a "RIGHT") for each Common Share of the Company outstanding as of the Close of Business on August 4, 1997 and for each Common Share of the Company that shall become outstanding between the Record Date and the earlier of the Distribution Date and the Expiration Date, and in certain circumstances after the Distribution Date.

     B. The Rights Agreement sets forth, among other things, the terms and conditions pursuant to which the holders of Rights may exercise such Rights.

     C. The Company intends to enter into an Agreement and Plan of Merger dated in December, 1998 (the "MERGER AGREEMENT") with FEI Company, an Oregon corporation ("FEI"), and MC Acquisition Corp., a wholly owned subsidiary of FEI (the "SUB"), pursuant to which the Company will merge with and into the Sub (or, under certain circumstances, the Sub will be merged with and into the Company).

     D. The Company and the Rights Agent have determined that the entering into of the Merger Agreement by the Company and the transactions contemplated thereby should not affect either party's rights under the Rights Agreement.

     E. Pursuant to Section 27 of the Rights Agreement, the Company has provided the Rights Agent with a certificate from an appropriate officer stating that this Amendment is in compliance with such Section 27.

     F. In connection with the transactions pursuant to the Merger Agreement, the Company and the Rights Agent have agreed to amend the Rights Agreement as set forth herein.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Rights Agreement as follows:

     1. The definition of "Acquiring Person" appearing in Section 1(a) of the Rights Agreement is hereby amended by inserting the phrase "or (vi) an Exempt Person" at the end of the first sentence of such definition.

     2. Section 1 of the Rights Agreement is hereby amended by inserting the following definition immediately following the definition of "Equivalent Shares" appearing in such Section (and re-lettering each definition thereafter in Section 1):

          (j) "EXEMPT PERSON" shall mean, collectively and each separately, FEI Company, MC Acquisition Corp. and their respective Affiliates. Notwithstanding the foregoing sentence, a Person who would otherwise be an Exempt Person shall immediately lose its status as an Exempt Person upon the occurrence of any of the following: (i) such Person shall make a public announcement that such Person, directly or indirectly, individually or collectively with a group, intends to commence a tender or exchange offer for any Common Shares of the Company then outstanding if, assuming the successful consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; (ii) such Person shall enter into any voting agreement or voting trust pursuant to which such Person agrees to vote its shares with or for any other holder of Common Shares of the Company (other than any voting agreement or voting trust that is with other Exempt Persons); and (iii) such Person shall grant a proxy or power of attorney to any other Person (other than an officer, director, agent or employee of the Company and other than to another Exempt Person) for the purpose of voting such Person's Common Shares. The assignee, transferee or successor to any Exempt Person shall not constitute an Exempt Person (unless such assignee, transferee or successor was an Exempt Person immediately prior to such assignment, transfer or successor) without the prior written consent of the Company, which consent may be withheld in the Company's absolute discretion.

     3. Except to the extent specifically amended hereby, all terms of the Rights Agreement shall remain in full force and effect.

     4. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     5. This Agreement shall be deemed to be a contract made under the laws of The Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth.

            [THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.



                                            MICRION CORPORATION



                                            By:  /s/ David M. Hunter
                                                --------------------------------
                                                     David M. Hunter
                                                     Vice President and
                                                     Chief Financial Officer



                                            BANKBOSTON, N.A.



                                            By:  /s/ Tyler Haynes
                                               ---------------------------------
                                                     Tyler Haynes
                                                     Director, Client Services